Exhibit 10.1

E2OPEN, INC.

AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment (the “Amendment”) is made by and between [NAME] (“Executive”) and E2open, Inc. (the “Company” and together, the “Parties”) on July     , 2014 (the “Effective Date”).

WHEREAS, the Parties entered into the Change in Control Severance Agreement on [DATE] (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain severance provisions of the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree that the Agreement is hereby amended as follows.

1. The introductory sentence of Section 3(b) of the Agreement is amended and restated in its entirety to read:

If, during the Change in Control Period, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or disability or (y) Executive resigns from such employment for Good Reason (each such termination during the Change in Control Period, a “Qualifying Termination”), and in each case, Executive signs and does not revoke a Release, and provided that such Release becomes effective by the Release Deadline, then, in each case subject to this Section 3, Executive will receive the following severance from the Company:

2. The following sentence is hereby added after the second sentence of Section 3(b)(i) of the Agreement as follows:

In addition, Executive will receive a payment equal to fifty percent (50%) of Executive’s target annual bonus amount for the year of Executive’s termination, payable in a single lump sum, less applicable withholding, on the Release Deadline; for purposes of clarification, this severance payment of bonus amounts in connection with a Qualifying Termination is in addition to any pro-rated payment of target bonus amounts for which Executive may be eligible under the bonus or incentive plan in effect at the time of Executive’s termination of employment.

3. The last sentence of Section 3(b)(i) of the Agreement is hereby amended and restated in its entirety to read:

To the extent Executive began receiving payment under such section, and, due to a Change in Control, becomes eligible for payments under this Section 3(b)(i), the payments of the same type (e.g., payments based on base salary, etc.) previously made under Section 3(a) shall be deemed to have been made under this Section 3(b)(i).

4. Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

6. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

7. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:

E2OPEN, INC.

By:
Name:
Title:

EXECUTIVE:

[NAME]

By: